Exhibit 10.43

CONFORMED COPY

111 Eighth Avenue New York, NY 10011 212.624.3700

May 29, 2015

Blake DeSimone

[address on file with Registrant]

Dear Blake,

This letter will confirm the terms of your offer of employment with WebMD Health Corp. (“WebMD” or the “Company”). It is anticipated that your first day of employment with the Company will be July 6, 2015. Such terms are as follows:

1.	Position and Responsibilities. You will serve in the position of Sr. Vice President, Finance for WebMD. You will report to the Chief Financial Officer of the Company or other officer as may be designated by the CFO, and assume and discharge such responsibilities as are commensurate with such position. During your employment with the Company, you shall devote your full-time attention to your duties and responsibilities and shall perform them faithfully, diligently and completely. In addition, you shall comply with and be bound by the operating policies, procedures and practices of the Company including, without limitation, the Code of Conduct, in effect from time to time during your employment. You acknowledge that you shall be required to travel in connection with the performance of your duties.

2.	Compensation.

(a)	In consideration of your services, you will be paid an annual base salary of $360,000, payable in accordance with the Company’s prevailing payroll practices. Your salary, bonus opportunity and other compensation will be reviewed annually based on your performance and other considerations.

(b)	You will be eligible to participate in the Company’s annual bonus program beginning with calendar year 2015. Your annual bonus target will be up to 40% of your base salary, with a bonus target of $144,000 for 2015. The amount of any such bonus will be determined at the Company’s sole discretion, considering both individual and Company performance and will be paid in accordance with the Company’s bonus distribution schedule, so long as you are employed on the payment date.

(c)	Sign-on Payment: You will receive a payment of $50,000, minus applicable tax withholding, to be paid on or about 30 days from your start date, provided you are actively employed at the time. Should you resign your position within 24 months, the payments shall be considered recoverable on a pro-rated basis from the date of the payment

Blake DeSimone

May 29, 2015

3.	Other Benefits. You will be entitled to receive the standard employee benefits made available by the Company to its officers to the full extent of your eligibility. You shall be entitled to vacation consistent with the Company’s vacation policy (and at a minimum four (4) weeks per year). During your employment, you shall be permitted, to the extent eligible, to participate in any group medical, dental, life insurance and disability insurance plans, or similar benefit plan of the Company that is available to employees generally. Participation in any such plan shall be consistent with your rate of compensation to the extent that compensation is a determinative factor with respect to coverage under any such plan. You have 31 days from your date of hire to complete the benefits enrollment process as indicated in your new hire packet. Benefits eligibility begins on the first day of the month following the first day of your employment with the Company. The Company shall reimburse you for all reasonable expenses actually incurred or paid by you in the performance of your services on behalf of the Company, upon prior authorization and approval in accordance with the Company’s expense reimbursement policy as from time to time in effect.

4.	Stock Options. Subject to the approval of the Compensation Committee of the Board of Directors of the Company and under the terms and conditions of the WebMD Health Corp. Amended and Restated 2005 Long Term Incentive Plan (the “Equity Plan”), including the vesting provisions contained therein, you will be granted on your first day of employment (the “Date of Grant”) a non-qualified option (the “Option”) to purchase 55,000 shares of common stock of WebMD Health Corp. The exercise price of the Option will be the closing price of the common stock on the Date of Grant. The Option will have a term of ten (10) years, subject to earlier termination in the event of the termination of your employment. The Option shall vest and become exercisable, subject to your continued employment on the applicable as follows: 25% of the Option on each of the first, second, third and fourth anniversaries of the Date of Grant (full vesting occurring on the fourth anniversary of the Date of Grant). The Option shall be evidenced by and subject to the terms of the Company’s standard form stock option agreement, which will be sent to you separately.

5.	Restricted Stock. Subject to the approval of the Compensation Committee and under the terms of the Equity Plan and a restricted stock agreement to be entered into between you and the Company (which shall be the standard form of agreement, you shall be granted on the first day of your employment, 15,000 shares of restricted stock of WebMD Health Corp. (the “Restricted Stock’). The shares shall vest and the restrictions thereon lapse subject to your continued employment on the applicable vesting dates in equal annual installments of 25% over four years, commencing on the first anniversary of the date of grant subject to your continued employment on the applicable dates

6.	Termination of Employment.

(a) In the event of the termination of your employment by the Company without Cause or by you for Good Reason, subject to Section 6(b) and your continued and material compliance with all restrictive covenants to which you are bound, (i) you will continue to receive, as severance, your base salary in effect on the date of such termination for a period of twelve (12) months; (ii) if your termination date is effective on or after

Blake DeSimone

May 29, 2015

December 31 of any year but prior to payment of bonuses for such prior year, you shall receive any annual bonus referred to in Section 2(b) for such prior year determined in accordance with such section at such time and in such manner as the Company pays other senior executive officers’ bonuses for such year; and (iii) if you timely elect to continue your health insurance pursuant to COBRA, the Company shall reimburse you for the that portion of your COBRA as if you were an active employee for a period of twelve (12) months from the date of termination (so long as such reimbursement does not result in any tax or penalty to the Company), or, if earlier, until such time as you are no longer eligible for COBRA or are otherwise eligible for comparable coverage with a subsequent employer, which reimbursement shall be made within 30 days after you provide evidence of your payment of such premiums, which evidence shall be provided no later than 30 days after payment. You shall promptly notify the Company if you become eligible for comparable coverage with another employer.

(b) In order to receive the benefits described in Section 6(a) (the “Severance Benefits”), you must (i) execute and deliver to the Company a release of claims satisfactory to the Company (but which will not require release of any Company payments due to you that are otherwise payable pursuant to this Agreement) within the time prescribed therein but in no event later than fifty (50) days of the date of your termination of employment and (ii) not revoke such release pursuant to any revocations rights afforded by law. The Company shall provide to you the form of release no later than three (3) days following your termination of employment. If you do not timely execute and deliver to the Company such release, or if you execute such release but revoke it, no Severance Benefits shall be paid.

(c) The Severance Benefits described in Sections 6(a)(i) and (a)(ii) above shall be paid, minus applicable deductions, including deductions for tax withholding, in equal payments on the regular payroll dates during the 12-month period following your termination of employment. Commencement of payments of the Severance Benefits described in Section 6(a)(i) and (a)(ii) shall begin on the first payroll date that occurs in the month that begins at least 60 days after the date of your termination of employment, but which may be accelerated by no more than 30 days (the “Starting Date”) provided that you have satisfied the requirements of this Section 6(c) of the Agreement. The first payment on the payment Starting Date shall include those payments that would have previously been paid if the payments of the Severance Benefits described in Section 6(a)(i) and (ii) had begun on the first payroll date following your termination of employment. This timing of the commencement of benefits is subject to Section 6(h) below.

(d) For purposes of this Agreement, “termination of employment” shall mean a “separation of service” as defined in Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) and Treasury Regulations Section 1.409A-1(h) without regard to the optional alternative definitions available thereunder.

(e) All Severance Benefits shall be completed by, and no further Severance Benefits shall be payable after, December 31 of the second taxable year following the year in which your termination of employment occurs.

Blake DeSimone

May 29, 2015

(f) Your entitlement to the payments of the Severance Benefits described in Section 6(a)(i) and (ii) shall be treated as the entitlement to a series of separate payments for purposes of Section 409A of the Code.

(g) Notwithstanding any other provisions of this Agreement, any payment of the Severance Benefits under this Agreement that the Company reasonably determines is subject to Section 409A(a)(2)(B)(i) of the Code because you are a “specified employee” shall not be paid or payment commenced until the later of (i) six (6) months after the date of your termination of employment (or, if earlier, your death) and (ii) the Starting Date. On the earliest date on which such payments can be commenced without violating the requirements of Section 409A(a)(2)(B)(i) of the Code, you shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence.

7.	Section 409A Savings Language. It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Code (including Treasury regulations and other published guidance related thereto) so as not to subject you to payment of any additional tax, penalty or interest imposed under Section 409A of the Code. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Section 409A of the Code yet preserve (to the nearest extent reasonably possible) the intended benefit payable to you. Notwithstanding the foregoing, the Company makes no representation or warranty and shall have no liability to you or to any other person if any of the provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A, but that do not satisfy an exemption from, or the conditions of, that section.

8.	Restrictive Covenants. You agree that your employment is contingent upon your execution of, and delivery to the Company of a Trade Secret and Proprietary Information Agreement in the form attached hereto as Annex B.

9.	Conflicting Employment. You agree that, during your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

10.	At-Will Employment. You acknowledge that your employment with the Company is for an unspecified duration that constitutes at-will employment, and that either you or the Company can terminate this relationship at any time, with or without cause and with or without notice.

11.

Prior Employment. You represent that you have delivered to the Company an accurate and complete copy of any and all agreements with any prior employer to which you continue to be subject. You represent that the execution by you of this offer letter and the performance by you of your obligations hereunder shall not conflict with, or result in a violation or breach of, any other agreement or arrangement, including, without limitation any employment, consulting or confidentiality/non-competition/non-solicitation agreement. You hereby agree

Blake DeSimone

May 29, 2015

to abide by the limitations on your conduct as set forth in any agreement between you and your prior employer. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described. You agree you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have any obligation of confidentiality.

12.	General Provisions.

(a)	Your employment is contingent upon successful completion of a background check (including employment, education, criminal history, references and debarred parties). We would caution you not to resign any current employment until you have received notification of successful completion of both.

(b)	We are required by law to confirm your eligibility for employment in the United States. Thus, you will be asked to provide proof of your identity and eligibility to work in the U.S. on your start date.

(c)	This offer letter (including Annex A and B) and the terms of your employment will be governed by the laws of New York, applicable to agreements made and to be performed entirely within such state.

(d)	This offer letter sets forth the entire agreement and understanding between the Company and you relating to your offer of employment and supersedes all prior verbal discussions between us.

(e)	This offer letter will be binding upon your heirs, executors, administrators and other legal representatives and will be for the benefit of the Company and its respective successors and assigns.

(f)	All payments pursuant to this offer letter will be subject to applicable withholding taxes.

Blake DeSimone

May 29, 2015

Please acknowledge and confirm your acceptance of this offer letter, including Annex A & B, by signing and returning one copy of this offer letter and Annex A&B) in their entirety to Kathleen Tourjee, via scan or fax # 646-674-6941, no later than June 5, 2015. Your new hire packet will provide you with further instructions for additional required paperwork. We look forward to a mutually rewarding working arrangement.

By	/s/ Kathleen Tourjee
Kathleen Tourjee
Vice President, Human Resources

OFFER ACCEPTANCE:

I understand and accept the terms of my employment with WebMD as set forth herein. I understand that this offer letter does not constitute a contract of employment for any specified period of time, and that either party, with or without cause and with or without notice, may terminate my employment relationship. I know to direct any questions regarding my pay to my supervisor or Human Resources.

/s/ Blake DeSimone	Date: 6/1/15
Blake DeSimone

ANNEX A

A.    “Cause” means any of the following:

(i)    your willful failure to perform your responsibilities to the Company following written notice from the Company setting forth a description of such failure and your failure to remedy the same during the thirty (30) day period following such notice; or

(ii)    any willful misconduct, violence or threat of violence that is injurious to the Company in any material respect or any misconduct relating to your business affairs, which demonstrably reflect negatively upon the Company or otherwise impair or impede its operations or reputation in any material respect

(iii)    any breach of a material Company policy, which breach is not remedied (if susceptible to remedy) following written notice by the Company detailing the specific breach and a thirty (30) day period of time to remedy such breach; or

(iv)    any material breach by you of this Agreement or the Restrictive Covenants, which breach is not remedied (if susceptible to remedy) following written notice by the Company or its designee detailing the specific breach and a thirty (30) day period of time to remedy such breach; or

(v)    your conviction of a felony or other crime in respect of a dishonest or fraudulent act or of moral turpitude.

B.    “Disability” has the meaning ascribed under the Company’s long term disability insurance plan applicable to you.

C.    “Good Reason” means your resignation if (i) any of the following events occurs without your express prior written consent; (ii) within one hundred and eighty (180) days after you learn of the occurrence of such event, you notify the Company in writing that such event has occurred describing such event in reasonable detail and demanding cure; (iii) such event is not fully cured within thirty (30) days after you so notify the Company and (iv) you terminate your employment within 90 (ninety) days after the failure of the Company to so cure: (1) a material diminution of the responsibilities or authority that you are to assume on the Employment Commencement Date; (2) any material reduction in the rate of Base Salary or bonus opportunity, other than in connection with an across the board reduction of the base salaries and bonus opportunities of the senior executives of the Company of not more than 10 (ten) percent; or (3) any material breach by the Company of any material written agreement relating to your employment (including without limitation any equity award agreements) with the Company to which you and the Company are bound.

ANNEX B

TRADE SECRET AND PROPRIETARY INFORMATION AGREEMENT

In consideration of my employment by WebMD Health Corp. and/or any of its corporate subsidiaries, divisions, or the permitted successors or assigns of any of the foregoing (hereinafter referred to as the “Company”), the Company and I are entering into the Letter Agreement dated the date hereof (the “Letter Agreement”), and in connection therewith, I hereby agree as follows:

1.    Confidentiality.

(a)    Trade Secret and Proprietary Information. I understand and acknowledge that, during the course of my employment with the Company and as a result of my having executed this Trade Secret and Proprietary Information Agreement (this “Agreement”), I will be granted access to valuable information relating to the Company’s Business (as defined below) that provides the Company with a competitive advantage, which is not generally known by, nor easily learned or determined by, persons outside the Company (collectively “Trade Secret and Proprietary Information”). The term Trade Secret and Proprietary Information shall include, but shall not be limited to: (a) specifications, manuals, software in various stages of development; (b) customer and prospect lists, and details of agreements and communications with customers and prospects; (c) sales plans and projections, product pricing information, acquisition, expansion, marketing, financial and other business information and existing and future products and business plans of the Company; (d) sales proposals, demonstrations systems, sales material; (e) research and development; (f) computer programs; (g) sources of supply; (h) identity of specialized consultants and contractors and Trade Secret and Proprietary Information developed by them for the Company; (i) purchasing, operating and other cost data; (j) special customer needs, cost and pricing data; (k) patient information, including without limitation Protected Health Information as defined in 45 C.F.R. 164.501 and (l) employee information (including, but not limited to, other employees’ personnel, payroll, compensation and benefit data and plans), including all such information recorded in manuals, memoranda, projections, reports, minutes, plans, drawings, sketches, designs, formula books, data, specifications, software programs and records, whether or not specifically identified as such by the Company as Trade Secret and Proprietary Information, as well as such information that is the subject of meetings and discussions and not recorded. Trade Secret and Proprietary Information shall not include such information that I can demonstrate (i) is generally available to the public (other than as a result of a disclosure by me), (ii) was disclosed to me by a third party under no obligation to keep such information confidential or (iii) was known by me prior to, and not as a result of, my employment or anticipated employment with the Company.

(b)    Duty of Confidentiality. I agree at all times, both during and after my employment with the Company, to hold all of the Company’s Trade Secret and Proprietary Information in a fiduciary capacity for benefit of the Company and to safeguard all such Trade Secret and Proprietary Information. I also agree that I will not directly or indirectly disclose or use any such Trade Secret and Proprietary Information to any third person or entity outside the Company, except as may be necessary in the good faith performance of my duties for the Company. I further agree that, in addition to enforcing this restriction, the Company may have other rights and remedies under the common law or applicable statutory laws relating to the protection of trade secrets. Notwithstanding anything in this Agreement to the contrary, I understand that I may disclose the Company’s Trade Secret and Proprietary Information to the extent required by applicable laws or governmental regulations or judicial or regulatory process; provided that I give the Company prompt notice of any and all such requests for disclosure so that it has ample opportunity to take all necessary or desired action, to avoid disclosure.

(c)    Company Property. I acknowledge that: (i) all Trade Secret and Proprietary Information of the Company, (ii) computers, and computer-related hardware and software, cell phones, beepers and any other equipment provided to me by the Company, and (iii) all documents I create or receive in connection with my employment with the Company, belong to the Company, and not to me personally (collectively, “Company Property”). Such documents include, without limitation and by way of non-exhaustive example only: papers, files, memoranda, notes, correspondence, lists, e-mails, reports, records, data, research, proposals, specifications, models, flow charts, schematics, tapes, printouts, designs, graphics, drawings, photographs, abstracts, summaries, charts, graphs, notebooks, investor lists, customer/client lists, and all other compilations of information, regardless of how such information may be recorded and whether in printed form or on a computer or magnetic disk or in any other medium. I agree to return all Company Property (including all copies) to the Company immediately upon any termination of my employment, and further agree that, during and after my employment with the Company, I will not, under any circumstances, without the Company’s specific written authorization in each instance, directly or indirectly disclose Company Property or any information contained in Company Property to anyone outside the Company, or otherwise use Company Property for any purpose other than the advancement of the Company’s interests.

(d)    Unfair Competition. I acknowledge that the Company has a compelling business interest in preventing unfair competition stemming from the intentional or inadvertent use or disclosure of the Company’s Trade Secret and Proprietary Information and Company Property.

(e)    Intellectual Property and Inventions. I acknowledge that all developments, including, without limitation, the creation of new products, conferences, training/seminars, publications, programs, methods of organizing information, inventions, discoveries, concepts, ideas, improvements, patents, trademarks, trade names, copyrights, trade secrets, designs, works, reports, computer software, flow charts, diagrams, procedures, data, documentation, and writings and applications thereof relating to the past, present, or future business of the Company that I, alone or jointly with others, may have discovered, conceived, created, made, developed, reduced to practice, or acquired during my employment with the Company (collectively, “Developments”) are works made for hire and shall remain the sole and exclusive property of the Company, and I hereby assign to the Company all of my rights, titles, and interest in and to all such Developments, if any. I agree to disclose to the Company promptly and fully all future Developments and, at any time upon request and at the expense of the Company, to execute, acknowledge, and deliver to the Company all instruments that the Company shall prepare, to give evidence, and to take any and all other actions that are necessary or desirable in the reasonable opinion of the Company to enable the Company to file and prosecute applications for, and to acquire, maintain, and enforce, all letters patent, trademark registrations, or copyrights covering the Developments in all countries in which the same are deemed necessary by the Company. All data, memoranda, notes, lists, drawings, records, files, investor and client/customer lists, supplier lists, and other documentation (and all copies thereof) made or compiled by me or made available to me concerning the Developments or otherwise concerning the past, present, or planned business of the Company are Company Property, and will be delivered to the Company immediately upon the termination of my employment with the Company.

2.    Competitive Business. I acknowledge that the business of the Company can be conducted anywhere in the world and is not limited to a geographic scope or region, that its products, programs and services are marketed throughout the United States, Canada and other geographic regions throughout the world, that the Company competes in nearly all of its business activities with other individuals or entities that are, or could be, located in nearly any part of the world and that the nature of my services, position, and expertise are such that I am capable of competing with the Company from nearly any location in the world. I also acknowledge that a “Competitive Business” shall mean: (i) any enterprise engaged in developing, selling, providing (via the internet or other means) or otherwise making available, health or wellness information, content, discussions, decision support tools, services or applications, directly or indirectly, to or for the benefit of consumers, health and benefit plan members or employees or healthcare professionals, including but not limited to products or services that provide information on diseases, conditions or treatments, store health care information, assess personal health status, and/or assist in making benefit, provider or treatment choices; or (ii) any enterprise engaged in any other type of business in which the Company or one of its subsidiaries is also engaged or has taken affirmative steps to engage including, the inclusion of such new business in its business plan, publicly announcing such new business or expending significant financial resources or personnel time to such new business.

3.    Non-Solicitation of Employees, Customers. In order to protect the Company’s Trade Secret and Proprietary Information;

(a)    during my employment with the Company and for a period of one (1) year after the termination of such employment for any reason or no reason at all (the “Restricted Period”), I will not, without the Company’s express written permission, directly or indirectly solicit, induce, hire, engage, or attempt to hire or engage any employee or independent contractor of the Company, or in any other way interfere with the Company’s employment or contractual relations with any of its employees or independent contractors, nor will I solicit, induce, hire, engage or attempt to hire or engage any individual who was an employee of the Company at any time during the one year period immediately prior to the termination of my employment with the Company; and

(b)    during the Restricted Period, I will not, without the Company’s express written permission, directly or indirectly contact, call upon or solicit, on behalf of a Competitive Business, any existing or prospective client, or customer of the Company, nor will I attempt to divert or take away from the Company the business of any such client or customer.

4.    Restrictions on Competitive Employment. In order to protect the Company’s Trade Secret and Proprietary Information, during the Restricted Period, I will not (as principal, agent, employee, consultant, director or otherwise), directly or indirectly, without the prior written approval of the Company, engage in, or perform any services for, a Competitive Business. Notwithstanding the foregoing, I understand that I may have an interest consisting of publicly traded securities constituting less than one (1) percent of any class of publicly traded securities in any public company engaged in a Competitive Business so long as I am not employed by and do not consult with, or become a director of or otherwise engage in any activities for, such company.

5.    Remedies. I acknowledge and agree that the restrictions contained in this Agreement are reasonably necessary to protect the legitimate business interests of the Company, and that any violation of any of the restrictions will result in immediate and irreparable injury to the Company for which monetary damages will not be an adequate remedy. I further acknowledge and agree that if any such restriction is violated, the Company will be entitled to immediate relief enjoining such violation (including, without limitation, temporary and permanent injunctions, a decree for specific performance, and an equitable accounting of earnings, profits, and other benefits arising from such violation) in any court having jurisdiction over such claim, without the necessity of showing any actual damage or posting any bond or furnishing any other security. I also agree that any request for such relief by the Company shall be in addition to, and without prejudice to, any claim for monetary damages that the Company may elect to assert. In addition, during any period that you are in breach of the provisions of this Annex B, the Restricted Period shall be extended by any such period during which you are in breach.

6.    Severability Provision. I acknowledge and agree that the restrictions imposed upon me by the terms, conditions, and provisions of this Agreement are fair, reasonable, and reasonably required for the protection of the Company. In the event that any part of this Agreement is deemed invalid, illegal, or unenforceable, all other terms, conditions, and provisions of this Agreement shall nevertheless remain in full force and effect. In the event that the provisions of any of Sections 1, 2, 3 or 4 of this Agreement relating to the geographic area of restriction, the length of restriction or the scope of restriction shall be deemed to exceed the maximum area, length or scope that a court of competent jurisdiction would deem enforceable, said area, length or scope shall, for purposes of this Agreement, be deemed to be the maximum area, length of time or scope that such court would deem valid and enforceable, and that such court has the authority under this Agreement to rewrite (or “blue-pencil”) the restriction(s) at-issue to achieve this intent.

7.    Non-Waiver. Any waiver by the Company of my breach of any term, condition, or provision of this Agreement shall not operate or be construed as a waiver of the Company’s rights upon any subsequent breach.

8.    Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, I HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF, UNDER, IN CONNECTION WITH, OR IN ANY WAY RELATED TO THIS AGREEMENT. THIS INCLUDES, WITHOUT LIMITATION, ANY LITIGATION CONCERNING ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN), OR ACTION OF THE COMPANY OR ME, OR ANY EXERCISE BY THE COMPANY OR ME OF OUR RESPECTIVE RIGHTS UNDER THIS AGREEMENT OR IN ANY WAY RELATING TO THIS AGREEMENT. I FURTHER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE COMPANY TO ISSUE AND ACCEPT THIS AGREEMENT.

9.    Continuation of Employment. This Agreement does not constitute a contract of employment or an implied promise to continue my employment or status with the Company; nor does this agreement affect my rights or the rights of the Company to terminate my employment status at any time with or without cause.

10.    Governing Law; Consent to Personal Jurisdiction/Venue. This Agreement shall be governed by and construed for all purposes according to the laws and public policy of the State of New York, as such laws are applied to agreements entered into and to be performed entirely within New York between New York residents and without regard to principles of conflicts of laws. The parties further agree that any disputes or controversies arising out of or relating to this Agreement and/or your employment with the Company shall be brought in the federal or state courts located in New York, New York. The language of this Agreement shall be construed as a whole according to its fair meaning and not strictly for or against any of the parties.

By signing below, I acknowledge and agree to be legally bound by the terms and conditions of this Agreement.

/s/ Blake DeSimone	Date: 6/1/15
Blake DeSimone